Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Trade Links Wholesalers Inc. on Form S-1 of my Report of Independent Registered Public Accounting Firm, dated December 16, 2009, on the consolidated balance sheet of Trade Links Wholesalers Inc. as at October 31, 2009, and the related consolidated statements of operations, stockholders' (deficit), and cash flows for the period from December 22, 2008 (date of inception) through October 31, 2009.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

                                                                                         RONALD R. CHADWICK, P.C.

Aurora, Colorado

April 15, 2010                                                                   Ronald R. Chadwick, P.C.